FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Siegel      William                D.    |    Symbol
(Last)      (First)             (Middle) |
                                         |    Chris-Craft Industries, Inc.
    767 Fifth Avenue, 46th Floor         |    (CCN)
             (Street)                    | ------------------------------------
                                         | 3. IRS or Social Security Number of
New York         NY               10153  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   04/98                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
  Senior Vice President             |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Instr.3)               Date              Code               Acquired (A)       Securities          Form:           Indirect
			   (Month/Day/Year)  (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
								of (D) (Instr.     Owned at End        Indirect (I)    or Ownership
					     Code   V           3,4, and 5)        of Month            (Instr. 4)      (Instr. 4)
										  (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)
Class B Common Stock      04/21/98           G       V      18,000    A    --       624,681           D
                                                                                      6,347           I                By trust*
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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)     Table II-Derivative Securities Acquired, Disposed
				 of, or Beneficially Owned (e.g. puts, calls,
				 warrants, options, convertible securities)


1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
   Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
   Security           of Derivative        (Month/        8)              Securities         and Expiration
   (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									  or Disposed        (Month/Day/Year)
									  (D) (Instr.3,
									  4 and 5)

									  (A)      (D)        Date      Expiration

7.Title and               8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of                 Derivative             Derivative              Form of          of
   Underlying               Security               Securities              Derivative       Indirect
   Securities               (Instr. 5)             Beneficially            Security:        Beneficial
   (Instr.3                                        Owned at End            Direct (D)       Ownership
   and 4)                                          of Month                or               (Instr.4)
						   (Instr.4)               Indirect (I)
									   (Instr.4)
Title         Number
	      of Shares


Explanation of Responses:

*Held in issuer's Employees Stock Purchase Plan as of December 31, 1997.
_____________________________________________________________________________
**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

/s/ William D. Siegel                            May 01, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date